Exhibit 21.1

SUBSIDIARIES OF KRYSTAL BIOTECH, INC. AS OF DECEMBER 31, 2019

Name	Direct Parent	Ownership	Jurisdiction of Incorporation
Krystal Australia Pty Ltd	Krystal Biotech, Inc.	100%	Australia
Jeune, Inc.	Krystal Biotech, Inc.	100%	Delaware